Exhibit 99.1
Kraton Corporation Announces First Quarter 2018 Results
HOUSTON, April 25, 2018 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global specialty chemicals company that manufactures styrenic block copolymers (“SBCs”), specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products, announces financial results for the quarter ended March 31, 2018.
FIRST QUARTER 2018 SUMMARY

•	First quarter consolidated net income of $22.1 million compared to $6.4 million in the first quarter of 2017

•
First quarter Adjusted EBITDA(1) of $88.6 million increased 35.2% compared to the first quarter of 2017; largely driven by improved unit margins in our Polymer segment and improved pricing for our TOFA related products in our Chemical segment

•	We believe we have successfully addressed processing issues associated with Cariflex material produced at our Paulinia, Brazil, facility

•	Completed USBC capacity expansion in Berre, France

•	Successfully completed a refinancing of our Term Loan Facility, which will result in annual cash interest savings of approximately $5.9 million

	Three Months Ended March 31,
	2018	2017
	(In thousands, except percentages and per share amounts)
Revenue	$502,392	$458,125
Polymer segment operating income	$32,800	$42,530
Chemical segment operating income	$29,355	$17,601
Net income attributable to Kraton	$22,072	$6,413
Adjusted EBITDA (non-GAAP)(1)	$88,625	$65,571
Adjusted EBITDA margin (non-GAAP)(2)	17.6%	14.3%
Diluted earnings per share	$0.68	$0.20
Adjusted diluted earnings (loss) per share (non-GAAP)(1)	$0.58	$(0.15)
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
“We began 2018 at Kraton with first quarter results very much in line with our expectations. Relative to the first quarter of 2017, we delivered the significant unit margin recovery we anticipated in both our Polymer and Chemical segments. The improved margin profile was the primary contributor to a 35% increase in consolidated Adjusted EBITDA, as compared to the first quarter 2017,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Specifically, for the first quarter 2018, Adjusted EBITDA for our Polymer segment was $45 million, up 40% compared to the first quarter of 2017, in which segment margins were adversely impacted by a significant increase in raw material costs. Our Chemical segment delivered first quarter 2018 Adjusted EBITDA of $44 million, and this was up 31% compared to the first quarter of 2017, due primarily to improved margins in our TOFA-based products,” Fogarty added. “With respect to our Chemical segment, after two years of delivering impressive cost reductions associated with both acquisition synergy capture initiatives and operational improvements, we believe 2018 is shaping up to be a year of margin recovery versus the cycle lows experienced in 2017.”
“We are also pleased to share that we have successfully addressed the processing issues that certain Cariflex customers experienced with early production runs of the “direct-connect” material produced at our Paulinia, Brazil, facility. Our Cariflex customers are processing the direct-connect material, and production volumes in Paulina are increasing. We expect the direct-connect state-of-the-art technology will facilitate efficient capacity expansions moving forward. We have also recently completed our USBC capacity expansion in Berre, France, and we look forward to leveraging the improved cost base and economics that the expansion is expected to provide. Overall market conditions in our paving and roofing markets remain relatively robust as we move from an excellent summer season in South America, where our HiMA technology offerings enjoyed 50% growth in sales volume compared to the first quarter of 2017, into the traditional summer seasons of both North America and Europe. Thus, the timing of our Berre expansion is noteworthy,” said Fogarty.

“Relative to our ongoing efforts to reduce debt and improve our capital structure, during the first quarter we successfully refinanced our Term Loan facility. Through the refinancing we increased borrowings under the Euro tranche and extended the maturity date of the Term Loan. These actions resulted in enhanced flexibility and secured a reduction in annual cash interest expense of nearly six million dollars,” added Stephen Tremblay, Kraton’s Executive Vice President and Chief Financial Officer. “Debt reduction remains a high priority for Kraton, and although we experienced a modest seasonal increase in debt in the first quarter, we continue to expect that we will exit 2018 with a consolidated net leverage ratio below four turns.”

Polymer Segment

	Three Months Ended March 31,
	2018	2017
Revenue	(In thousands, except percentages)
Performance Products	$145,730	$141,718
Specialty Polymers	$104,018	$90,920
CariflexTM	$39,525	$38,048
Other	(202)	262
	$289,071	$270,948

Operating income	$32,800	$42,530
Adjusted EBITDA (non-GAAP) (1)	$44,766	$32,055
Adjusted EBITDA margin (non-GAAP)(2)	15.5%	11.8%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q1 2018 VERSUS Q1 2017 RESULTS
Revenue for the Polymer segment was $289.1 million for the three months ended March 31, 2018 compared to $270.9 million for the three months ended March 31, 2017, which included a $12.9 million positive effect from changes in currency exchange rates between the periods. Sales volumes of 77.6 kilotons for the three months ended March 31, 2018 increased 1.2% compared to three months ended March 31, 2017. Our Specialty Polymers and Cariflex volumes increased 5.7% and 0.5%, respectively, which was partially offset by a decline in Performance Products volumes of 0.4%.
For the three months ended March 31, 2018, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $44.8 million compared to $32.1 million for the three months ended March 31, 2017. The increase in Adjusted EBITDA reflects improved unit margins. Our unit margins during the three months ended March 31, 2017 were adversely impacted by the significant increases in current replacement costs of raw materials and the timing associated with the realization of price increases. The positive effect from changes in currency exchange rates between the periods was $2.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended March 31,
	2018	2017
Revenue	(In thousands, except percentages)
Adhesives	$73,148	$73,879
Performance Chemicals	122,941	101,579
Tires	17,232	11,719
	$213,321	$187,177

Operating income	$29,355	$17,601
Adjusted EBITDA (non-GAAP) (1)	$43,859	$33,516
Adjusted EBITDA margin (non-GAAP)(2)	20.6%	17.9%
__________________________________________________

(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q1 2018 VERSUS Q1 2017 RESULTS
Effective January 1, 2018, results for our Roads and Constructions target market have been consolidated into our Adhesives and Performance Chemicals product lines to better align customer portfolio and end usage. We have adjusted the three months ended March 31, 2017 to conform to with the 2018 presentation.
Revenue for the Chemical segment was $213.3 million for the three months ended March 31, 2018 compared to $187.2 million for the three months ended March 31, 2017. The increase in Chemical segment revenue was attributable to higher average selling prices and a $12.4 million positive effect from changes in currency exchange rates between the periods. Sales volumes were 115.9 kilotons for the three months ended March 31, 2018, a decrease of 2.3 kilotons or 1.9%. The Performance Chemicals and Tires volumes increased 0.4% and 7.3%, respectively, which was partially offset by the decline in Adhesives volumes of 8.4%.
For the three months ended March 31, 2018, the Chemical segment generated $43.9 million of Adjusted EBITDA (non-GAAP) compared to $33.5 million for the three months ended March 31, 2017. The increase in Adjusted EBITDA was primarily driven by higher average selling prices and improved product mix primarily for TOFA and other Performance Chemical upgrades. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the three months ended March 31, 2018 (excluding borrowings under the Kraton Formosa Polymers Corporation (KFPC) Loan Agreement) we increased Kraton Corporation net indebtedness by $20.3 million.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	March 31, 2018	December 31, 2017
	(In thousands)
USD Tranche	$300,000	$485,000
Euro Tranche	388,017	198,265
10.5% Senior Notes	440,000	440,000
7.0% Senior Notes	400,000	400,000
ABL	—	—
Capital lease	1,828	2,086
Kraton debt	1,529,845	1,525,351
Kraton cash	59,358	75,204
Kraton net debt	1,470,487	1,450,147

KFPC(1) loans	145,928	158,349
KFPC(1) cash	5,495	13,848
KFPC(1) net debt	140,433	144,501

Consolidated net debt	$1,610,920	$1,594,648
__________________________________________________

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

OUTLOOK
We continue to expect our full-year 2018 Adjusted EBITDA to be approximately $400 million.
With regard to our 2018 debt reduction target, we now expect to reduce consolidated net debt (total debt less cash), by $125 - $150 million, and we therefore expect our consolidated net debt leverage ratio to be below four turns at year-end 2018.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt Leverage Ratio, and Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings (loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Net Debt: We define net debt for Kraton as total debt (excluding debt of KFPC) less cash and cash equivalents. We define consolidated net debt as Kraton net debt plus debt of KFPC less KFPC's cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. In addition, management believes that presenting Kraton's net debt excluding KFPC is useful because KFPC has its own capital structure.
Consolidated Net Debt Leverage Ratio: The consolidated net debt leverage ratio is defined as consolidated net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Our use of this term may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 26, 2018 at 9:00 a.m. (Eastern Time) to discuss first quarter 2018 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 26, 2018 through 1:59 a.m. (Eastern Time) on May 10, 2018. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-839-5154 or 203-369-3358.
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global specialty chemicals company that manufactures styrenic block copolymers (“SBCs”), specialty polymers, and high-value performance products primarily derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
Some of the statements and information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often identified by words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including, but not limited to our expectations with respect to full-year 2018 Adjusted EBITDA results, 2018 net debt reduction and year end consolidated net debt leverage ratio, the resolution of processing issues in Paulinia, Brazil, the Berre, France, expansion, the direct-connect process, margin recovery, and our term loan facility.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersede such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue	$502,392	$458,125
Cost of goods sold	355,341	314,200
Gross profit	147,051	143,925
Operating expenses:
Research and development	10,797	10,237
Selling, general, and administrative	38,723	40,414
Depreciation and amortization	35,376	33,143
Operating income	62,155	60,131
Other expense	(1,113)	(808)
Loss on extinguishment of debt	(7,591)	(19,738)
Earnings of unconsolidated joint venture	137	127
Interest expense, net	(29,276)	(34,305)
Income before income taxes	24,312	5,407
Income tax expense	(2,251)	(1,218)
Consolidated net income	22,061	4,189
Net loss attributable to noncontrolling interest	11	2,224
Net income attributable to Kraton	$22,072	$6,413
Earnings per common share:
Basic	$0.69	$0.21
Diluted	$0.68	$0.20
Weighted average common shares outstanding:
Basic	31,241	30,430
Diluted	31,851	30,851

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,853	$89,052
Receivables, net of allowances of $947 and $824	243,061	196,683
Inventories of products, net	369,273	367,796
Inventories of materials and supplies, net	27,302	25,643
Prepaid expenses	10,793	13,963
Other current assets	30,004	36,615
Total current assets	745,286	729,752
Property, plant, and equipment, less accumulated depreciation of $551,262 and $526,759	959,754	958,723
Goodwill	775,464	774,319
Intangible assets, less accumulated amortization of $210,340 and $197,318	396,142	406,863
Investment in unconsolidated joint venture	12,419	12,380
Debt issuance costs	2,048	2,340
Deferred income taxes	8,251	8,462
Other long-term assets	40,677	39,688
Total assets	$2,940,041	$2,932,527
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$44,890	$42,647
Accounts payable-trade	163,202	169,265
Other payables and accruals	102,170	119,624
Due to related party	22,706	19,176
Total current liabilities	332,968	350,712
Long-term debt, net of current portion	1,573,319	1,574,881
Deferred income taxes	148,906	148,148
Other long-term liabilities	192,700	192,267
Total liabilities	2,247,893	2,266,008

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,887 shares issued and outstanding at March 31, 2018; 31,605 shares issued and outstanding at December 31, 2017	319	316
Additional paid in capital	379,203	377,957
Retained earnings	375,848	356,503
Accumulated other comprehensive loss	(93,782)	(98,295)
Total Kraton stockholders' equity	661,588	636,481
Noncontrolling interest	30,560	30,038
Total equity	692,148	666,519
Total liabilities and equity	$2,940,041	$2,932,527

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$22,061	$4,189
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	35,376	33,143
Amortization of debt original issue discount	1,090	2,093
Amortization of debt issuance costs	1,945	2,381
(Gain) loss on disposal of property, plant, and equipment	27	(29)
Loss on extinguishment of debt	7,591	19,738
Earnings from unconsolidated joint venture, net of dividends received	408	309
Deferred income tax benefit	(91)	(1,177)
Share-based compensation	2,902	2,974
Decrease (increase) in:
Accounts receivable	(43,428)	(13,188)
Inventories of products, materials, and supplies	1,932	(56,818)
Other assets	10,813	(1,584)
Increase (decrease) in:
Accounts payable-trade	(1,684)	20,262
Other payables and accruals	(19,235)	(14,122)
Other long-term liabilities	(1,958)	(157)
Due to related party	2,403	5,427
Net cash provided by operating activities	20,152	3,441
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(23,373)	(27,279)
KFPC purchase of property, plant, and equipment	(201)	(5,558)
Purchase of software and other intangibles	(437)	(1,514)
Net cash used in investing activities	(24,011)	(34,351)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	211,614	415,000
Repayments of debt	(212,000)	(407,000)
KFPC proceeds from debt	10,197	13,244
KFPC repayments of debt	(25,337)	—
Capital lease payments	(258)	(237)
Purchase of treasury stock	(5,748)	(1,511)
Proceeds from the exercise of stock options	1,368	1,051
Settlement of interest rate swap	2,587	—
Debt issuance costs	(3,110)	(9,318)
Net cash provided by (used in) financing activities	(20,687)	11,229
Effect of exchange rate differences on cash	347	1,998
Net decrease in cash and cash equivalents	(24,199)	(17,683)
Cash and cash equivalents, beginning of period	89,052	121,749
Cash and cash equivalents, end of period	$64,853	$104,066

	Three Months Ended March 31,
	2018	2017
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$719	$6,523
Cash paid during the period for interest, net of capitalized interest	$21,332	$17,741
Capitalized interest	$712	$1,215
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$13,351	$23,796

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$22,072			$6,413
Net loss attributable to noncontrolling interest			(11)			(2,224)
Consolidated net income			22,061			4,189
Add (deduct):
Income tax expense			2,251			1,218
Interest expense, net			29,276			34,305
Earnings of unconsolidated joint venture			(137)			(127)
Loss on extinguishment of debt			7,591			19,738
Other expense			1,113			808
Operating income	$32,800	$29,355	$62,155	$42,530	$17,601	$60,131
Add (deduct):
Depreciation and amortization	17,762	17,614	35,376	16,324	16,819	33,143
Other expense	(1,324)	211	(1,113)	(902)	94	(808)
Loss on extinguishment of debt	(7,591)	—	(7,591)	(19,738)	—	(19,738)
Earnings of unconsolidated joint venture	137	—	137	127	—	127
EBITDA	41,784	47,180	88,964	38,341	34,514	72,855
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	605	(1,259)	(654)	4,674	220	4,894
Loss on extinguishment of debt	7,591	—	7,591	19,738	—	19,738
KFPC startup costs (b)	—	—	—	2,821	—	2,821
Non-cash compensation expense	2,902	—	2,902	2,974	—	2,974
Spread between FIFO and ECRC	(8,116)	(2,062)	(10,178)	(36,493)	(1,218)	(37,711)
Adjusted EBITDA	$44,766	$43,859	$88,625	$32,055	$33,516	$65,571
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Diluted earnings per share	$0.68	$0.20
Transaction, acquisition related costs, restructuring, and other costs (a)	(0.02)	0.12
Loss on extinguishment of debt	0.18	0.41
KFPC startup costs (b)	—	0.06
Spread between FIFO and ECRC	(0.26)	(0.94)
Adjusted diluted earnings (loss) per share (non-GAAP)	$0.58	$(0.15)
__________________________________________________

(a)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC.